Exhibit 99.1

Letter Agreement

January 12, 2006

Dear Mr. Bercovich,

As previously discussed and until further notice, I hereby disclaim my compensation for service on the Portal board as specified by the plan adopted by the board at the January 9, 2006 board meeting. More specifically, I disclaim 100 percent of the annual retainer, the per meeting fees, and the annual stock option grant. Please make this effective as of the Jan 9th board meeting.

Sincerely,

/s/ John Little

John Little

Board Member